Exhibit 10.26

INDEPENDENCE REALTY TRUST, INC.

2016 LONG TERM INCENTIVE PLAN

RESTRICTED SHARE UNIT

GRANT AGREEMENT

To: [_______________]

You have been granted a Restricted Share Unit Award (the “Award”) pursuant to the Independence Realty Trust, Inc. 2016 Long Term Incentive Plan (the “Plan”). This Restricted Share Unit Grant Agreement (the “Grant Agreement”) sets forth the potential number of Restricted Share Units (each, a “Restricted Share Unit”) that may vest and be redeemed under this Award and its terms and conditions. The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Grant Agreement and the Plan.  Capitalized terms used and not defined in this Grant Agreement shall have the meanings set forth in the Plan.

Grant Date:	[_______________]
Number of Restricted Share Units:	[_______________]
Nature of Restricted Share Units:

Each Restricted Share Unit represents the right to receive one Share or the cash equivalent based on Fair Market Value on the date of vesting, pursuant to the terms of this Grant Agreement, and consistent with the provisions of the Plan, including any adjustment hereunder or thereunder, as applicable. The Committee will determine in its sole discretion at any time and from time to time whether any vested Restricted Share Units will be redeemed with Shares or cash, or any combination thereof.

Vesting Generally:

The Restricted Share Units awarded pursuant to the terms of this Grant Agreement, shall vest in equal installments on each of the first [___] anniversaries of the Grant Date.

In each case, except as otherwise provided herein, vesting is contingent upon your continued employment through the vesting date.

Any Restricted Share Units that are unvested as of the date your employment ceases (taking into account any acceleration of vesting applicable under provisions below regarding Qualified Termination (as defined below) or Retirement (as defined below)) will be forfeited automatically.

Vesting Upon Qualified Termination

If your employment is terminated due to a termination by Independence Realty Trust, Inc. (“IRT”) without Cause within one year following a Change in Control, your death or your Disability (each, a “Qualified Termination”), any remaining unvested Restricted Share Units will then vest in full, subject to your satisfaction of the release requirement described below.

The above-described special treatment upon a Qualified Termination is conditioned on your (or, if the case of your death, your estate’s) execution of a general release of claims against IRT and its affiliates in a form prescribed by IRT and to such release becoming irrevocable within 60 days after such termination.

Vesting Upon Retirement

If your employment ceases due to your Retirement, any remaining Restricted

Share Units will then vest.

For purposes of this section “Retirement” shall mean your voluntary separation of employment following satisfaction of the “Rule of 70.” The Rule of 70 shall be satisfied upon (1) completion of at least fifteen (15) years of service with IRT or its related entities; (2) attainment of age 55 and (3) your combined age and service equals at least 70. Solely for purposes of clauses (1) and (3) above, RAIT Financial Trust will be deemed a “related entity” with respect to IRT. A separation will only be considered a Retirement if you (i) provide at least six months’ advanced notice to IRT, (ii) execute, within 60 days following such separation, a non-compete and non-solicitation agreement with a duration of up to three years and that is otherwise in a form prescribed by IRT, and (iii) execute a general release of claims against IRT and its affiliates in a form prescribed by IRT, which release must become irrevocable within 60 days following such separation.

Voting/Dividend Rights:

Restricted Share Units do not have voting rights.

IRT shall establish a “Dividend Equivalent Account” with respect to your outstanding Restricted Share Units. If any dividends are paid with respect to Shares, you will receive a credit to your Dividend Equivalent Account equal to the value of the cash dividends that would have been distributed if you held the number of Shares underlying such Restricted Share Units. On the same date that any Restricted Share Unit is redeemed, a cash payment will be paid to you by IRT equal to the amount credited to your Dividend Equivalent Account in respect of that Restricted Share Unit. No interest shall accrue with respect to amounts credited to your Dividend Equivalent Account. If any Restricted Share Units are forfeited for any reason, the amounts credited to your Dividend Equivalent Account with respect to such forfeited Restricted Share Units will also be forfeited.

Tax Liability and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Award issued pursuant to this Grant Agreement shall be your responsibility. Unless otherwise determined by IRT, a portion of the Shares otherwise distributable in respect of your Restricted Share Units will be withheld to satisfy your tax obligations arising with respect to the vesting or issuance of such Shares.

Redemption:

Except as otherwise provided below, payment will be made in respect of vested Restricted Share Units (and in respect of any amounts credited to your Dividend Equivalent Account in respect of such vested Restricted Share Units) within two and one-half months following the date such Restricted Share Units become vested.

The above notwithstanding, if the Restricted Share Units vest due to Retirement or a Qualified Termination (other than due to your death) after you have met the age and service requirements described in the definition of Retirement, Shares will be distributed in respect of vested Restricted Share Units (and in respect of any amounts credited to your Dividend Equivalent Account in respect of such vested Restricted Share Units) within two and one-half months following the anniversary of the Grant Date on which such Restricted Share Units are scheduled to vest in the ordinary course.

Notwithstanding any contrary provision of the Plan or this Agreement, the delivery of Shares or cash hereunder will be delayed to the extent necessary to comply with Treas. Reg. § 1.409A-3(i)(2) and may only be accelerated to the extent permitted by Section 409A of the Code.

IRT may unilaterally accelerate payment hereunder in connection with a termination of this arrangement conducted in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).

To the extent that any payment under this Award is conditioned on the effectiveness of a release of claims, such payment will not be made before the release has become irrevocable.  In addition, to the extent that any payment under this Award is conditioned on the effectiveness of a release of claims and the period you are afforded to consider the release spans two calendar years, payment will not commence prior to the second calendar year.

Undertakings:

The Committee may condition delivery of Shares or cash, as applicable, upon the prior receipt from you of any undertakings which it may determine are required to assure that the Shares or cash, as applicable, are/is being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share at the time of payment.

Transferability:	You may not transfer or assign this Award for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.
Restrictions on Resale:

By accepting this Grant Agreement, you agree to be bound by IRT’s policies regarding the transfer of the Shares and understand that there may be certain times during the year in which the you will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, or encumbering Shares.

Clawback:

Notwithstanding anything to the contrary contained herein, this Award will be subject to the terms of any current or future clawback or recoupment policy adopted by IRT, as well as any current or future law, regulation or stock exchange listing requirement regarding clawback or recoupment of compensation.

Miscellaneous:

The issuance of this Award does not confer on you the right to continue in service with IRT for any specific period or otherwise limit IRT’s right to terminate your employment at any time, for any reason.

As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Grant Agreement shall be interpreted by the Board (or a committee thereof) and that any such interpretation of the terms of this Grant Agreement and any determination made by the Board (or a committee thereof) pursuant to this Grant Agreement shall be final, binding and conclusive. This Grant Agreement may be executed in counterparts.

This Grant Agreement and the Award granted hereunder shall be governed by Maryland Law.

This Grant Agreement and the Award granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. Additional provisions regarding your Award can be found in the Plan. Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledge receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Grant Agreement shall not affect the validity or enforceability of any other provision of this Grant Agreement, which shall remain in full force and effect. In the event that any provision of this Grant Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Grant Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS GRANT AGREEMENT AND THE AWARD GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

Authorized Officer	Grantee